Exhibit 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Alamco, Inc. and subsidiaries on Form S-8 of our report dated February 28, 1996, on our audits of the consolidated financial statements of Alamco, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm as "Experts" under Item 3 in this Registration Statement on Form S-8.


/s/ Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania

June 19, 1996